As filed with the Securities and Exchange Commission on August 8, 2008 Registration No. 333-_________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation or organization)	03-0111290 (I. R. S. Employer Identification No.)
       77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip code)

Central Vermont Public Service Corporation Omnibus Stock Plan
(Full title of the Plan)

Dale A. Rocheleau, Esq.
Central Vermont Public Service Corporation
  77 Grove Street, Rutland, Vermont   05701
(Name and address of agent for service)

                        (802) 747-5355
(Telephone number, including area code, of agent for service)

Copies to:
Frank Lee, Esq.
Day Pitney LLP
7 Times Square, New York, New York   10036
(212) 297-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock (par value $6.00 per share)	100,000	$22.21	$2,221,000.00	$87.29

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the Central Vermont Public Service Corporation Omnibus Stock Plan (the “Plan”), which amended and restated the Central Vermont Public Service Corporation 2002 Long-Term Incentive Plan.

(2)	The registration fee has been computed with respect to the maximum number of shares of Common Stock of the registrant issuable under the Plan pursuant to Rule 457(h)(1).
(3)
Estimated solely to calculate the registration fee pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices reported for shares of Common Stock of the registrant on the New York Stock Exchange on August 5, 2008.

EXPLANATORY NOTE

Incorporation by Reference

The Board of Directors of Central Vermont Public Service Corporation (the “Company”) amended and restated the Central Vermont Public Service Corporation 2002 Long-Term Incentive Plan on October 30, 2007, subject to authorization from the Vermont Public Service Board (“VPSB”) and approval by the stockholders of the Company at its annual meeting of stockholders.  The amendments renamed the plan as the Central Vermont Public Service Corporation Omnibus Stock Plan, added 100,000 additional shares of the Company’s Common Stock to be issued under the Plan and revised the Plan to conform to certain other regulatory changes.  The adoption of the amendments to the Plan was authorized by the VPSB on April 23, 2008 and approved by the Company’s stockholders on May 6, 2008.

This Registration Statement on Form S-8 is being filed for the purpose of registering the additional 100,000 shares of the Company’s Common Stock that may be issued under the Plan.  In accordance with General Instruction E to Form S-8, the contents of an earlier registration statement relating to the Plan, Registration Statement on Form S-8 filed on December 19, 2002 (No. 333-102008), are incorporated by reference and made part of this Registration Statement on Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT Item 8. Exhibits

5	Legality opinion of Dale A. Rocheleau
23.1	Consent of Dale A. Rocheleau (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP (Central Vermont Public Service Corporation and subsidiaries)
23.3	Consent of KPMG LLP (Vermont Yankee Nuclear Power Corporation)
23.4	Consent of KPMG LLP (Vermont Electric Power Company, Inc. and subsidiary)
23.5	Consent of KPMG LLP (Vermont Transco LLC)
24	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rutland, Vermont on the 8th day of August, 2008.

                                       CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Pamela J. Keefe Pamela J. Keefe Vice President, Chief Financial Officer, and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Pamela J. Keefe and Dale A. Rocheleau, or any one of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to sign on his or her behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this registration statement and any registration statement of Central Vermont Public Service Corporation relating to the Omnibus Stock Plan filed after the date hereof under the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 8, 2008 by the following persons in the capacities indicated:

/s/ Robert H. Young Robert H. Young Chief Executive Officer and Director	/s/ Mary Alice McKenzie Mary Alice McKenzie Chair of the Board of Directors
/s/ Dale A. Rocheleau Dale A. Rocheleau Senior Vice President, General Counsel and Corporate Secretary	/s/ Robert L. Barnett Robert L. Barnett, Director /s/ Robert G. Clarke Robert G. Clarke, Director
/s/ Pamela J. Keefe Pamela J. Keefe Vice President, Chief Financial Officer and Treasurer	/s/ Bruce M. Lisman Bruce M. Lisman, Director
/s/ William R. Sayre William R. Sayre, Director
/s/ Janice L. Scites Janice L. Scites, Director
/s/ William J. Stenger William J. Stenger, Director
/s/ Douglas J. Wacek Douglas J. Wacek, Director

EXHIBIT INDEX
5 *	Legality opinion of Dale A. Rocheleau
23.1 *	Consent of Dale A. Rocheleau (included in Exhibit 5)
23.2 *	Consent of Deloitte & Touche LLP (Central Vermont Public Service Corporation and subsidiaries)
23.3 *	Consent of KPMG LLP (Vermont Yankee Nuclear Power Corporation)
23.4 *	Consent of KPMG LLP (Vermont Electric Power Company, Inc. and subsidiary)
23.5 *	Consent of KPMG LLP (Vermont Transco LLC)
24 *	Power of Attorney (included on signature page)

* = included herewith